Exhibit 23.3

Our Ref: JY/CORP/00921	Date: 17 March 2026

BY EMAIL ONLY

Board of directors

FG Holdings Limited

Conyers Trust Company (BVI) Limited

Commerce House

Wickhams Cay 1

Road Town, Tortola, VG1110

British Virgin Islands

Dear Sirs,

RE:	FG Holdings Limited (the “Company”) Listing on NASDAQ – Consent of Law Firm

We have acted as the Hong Kong legal advisers to the Company in relation to the Registration Statement on Form F-1 (as it may be amended from time to time, the “Registration Statement”) file with the Securities and Exchange Commission (“Commission”) pursuant to the Securities Act of 1933 (“Securities Act”) on or about 17 March 2026 in connection with:

(i)	an offering of up to 3,750,000 Class A ordinary shares of the Company (the “Class A Ordinary Shares”) by the Company pursuant to the Public Offering Prospectus; and

(ii)	an offering of up to 375,000 Class A ordinary shares additional to the Class A Ordinary Shares (the “Over-allotment Shares”), within 45 days after the closing of the offering to the underwriter to cover over-allotments (the “Over-allotment Option”).

We hereby consent to the use of our name under the caption “Legal Matters”, “Regulatory Approval of the PRC” and “Enforcement of Civil Liabilities” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Yick & Chan

Yick & Chan